EXHIBIT 10.5

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY, including any and all addenda attached hereto (“Agreement”), is and between Chris Caffey (“Buyer”), and Culp, Inc., a North Carolina corporation (“Seller”).

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1.      Terms and Definitions:  The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)“Property” shall mean the approximately 7.25 acre parcel located and commonly known as 1823 Eastchester Drive, High Point, Guilford County, North Carolina.  The Property is more particularly described in Exhibit A attached hereto and made a part hereof by reference.  The Property is known for Guilford County, North Carolina ad valorem taxation purposes as Parcel Number 180003400000200018.

$4,000,000.00	(b)“Purchase Price” shall mean the sum of Four Million and No/100 Dollars, payable on the following terms:

$25,000.00	(i) “Earnest Money” shall mean Twenty Five Thousand and No/100 Dollars.

Upon this Agreement becoming a contract in accordance with Section 14, the Earnest Money shall be promptly deposited in escrow with Wyatt Early Harris Wheeler LLP (“Escrow Agent”), to be applied as part payment of the Purchase Price of the Property at Closing, or disbursed as agreed upon under the provisions of Section 10 herein.

ANY EARNEST MONEY DEPOSITED BY BUYER IN A TRUST ACCOUNT MAY BE PLACED IN AN INTEREST BEARING TRUST ACCOUNT AND

ANY INTEREST EARNED THEREON SHALL BELONG TO THE ACCOUNT HOLDER IN CONSIDERATION OF THE EXPENSES INCURRED BY MAINTAINING SUCH ACCOUNT AND RECORDS ASSOCIATED THEREWITH.

$3,975,000.00	(ii)Proceeds of a new loan in the amount of Three Million, Nine Hundred Seventy Five Thousand and No/100 Dollars.

(c)“Closing” shall mean the date and time of recording of the deed. Closing shall occur on or before January 30, 2009.

(d)“Contract Date” means the date this Agreement has been fully executed by both Buyer and Seller.

(e)“Examination Period” shall mean the period beginning; on the Contract Date and extending through January 9, 2009. TIME IS OF THE ESSENCE AS TO THE EXAMINATION PERIOD.

(f)“Broker(s)” shall mean: N/A.

(g)	“Seller’s Notice Address” shall be as follows:

Culp, Inc.
Attn. Kenneth Bowling, CFO
1823 Eastchester Drive
High Point, NC 27265
Email:  KRBowling@culp.com

WITH A COPY TO

Jane Ratteree
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC  28246
Email:  jratteree@rbh.com

Except as same may be changed pursuant to Section 12.

(h)	“Buyer’s Notice Address” shall be as follows:

Chris Caffey
I.H. Caffey Distributing Company, Inc.
8749 W. Market Street
Greensboro, NC 27409-9699
Email:  chris.caffey@ihcaffey.com

WITH A COPY TO

David N . Woods
Wyatt Early Harris Wheeler LLP
1912 Eastchester Drive, Suite 400
High Point, NC 27265
Email:  dwoods@wehwlaw.com

Except as same may be changed pursuant to Section 12.

(i)	Additional terms of this Agreement are set forth on Exhibit B attached hereto and incorporated herein by reference.

Section 2.      Sale of Property and Payment of Purchase Price:  Seller agrees to sell and Buyer agrees to buy the Property for the Purchase Price.

Section 3.      Proration of Expenses and Payment of Costs:  Seller and Buyer agree that all property taxes (on a calendar year basis), leases, rents, mortgage payments and utilities or any other assumed liabilities as detailed on attached Exhibit B, if any, shall be prorated as of the date of Closing.  Seller shall pay for preparation of a deed and all other documents necessary to perform Seller’s obligations under this Agreement, excise tax (revenue stamps), any deferred or rollback taxes, and other conveyance fees or taxes required by law, and the following: NONE.

Buyer shall pay recording costs, costs of any title search, title insurance, survey, the cost of any inspections or investigations undertaken by Buyer under this Agreement and the following: NONE.

Each party shall pay its own attorney’s fees.

Section 4.      Deliveries:  Seller agrees to deliver to Buyer as soon as reasonably possible after the Contract Date copies of the following (the “Seller’s Deliveries”):

(a)	Chicago Title Insurance Company Owner’s Policy No. 34106PT2004-00732, with an effective date of May 28, 2004, as endorsed effective October 26, 2005, and January 22, 2007.

(b)	As-Built Survey for Culp, Inc. prepared by Davis-Martin-Powell & Assoc., Inc., dated February 25, 2004.

(c)	Equipment Lease Agreement between Seller and Central Carolina Air Conditioning Co. for Trane 50 Ton Rooftop HVAC Unit.

(d)	Equipment Lease dated April 18, 2006 between Seller and Key Equipment Finance, Inc. for Trane 50 Ton Rooftop HVAC Unit.

Seller makes no representation or warranty with respect to the accuracy or completeness of, or Buyer’s right to rely upon, the Seller’s Deliveries.  If Buyer does not consummate the Closing for any reason other than Seller default, then Buyer shall return to Seller all materials delivered by Seller to Buyer pursuant to this Section 4 (or Section 7, if applicable), if any, and shall, upon Seller’s request, provide to Seller copies of (subject to the ownership and copyright interests of the preparer thereof) any and all studies, reports, surveys and other information relating directly to the Property prepared by or at the request of Buyer, its employees and agents, and shall deliver to Seller, upon the release of the Earnest Money, copies of all of the foregoing without any warranty or representation by Buyer as to the contents, accuracy or correctness thereof

Section 5.      Evidence of Title:  Seller agrees to convey fee simple marketable and insurable title to the Property free and clear of all liens, encumbrances and defects of title other than:  (a) zoning ordinances affecting the Property, (b) Leases (if applicable) and (c) matters of record existing at the Contract Date that are not objected to by Buyer in writing prior to the end of the Examination Period (“Permitted Exceptions”); provided that Seller shall be required to satisfy, at or prior to Closing, any encumbrances that may be satisfied by the payment of a fixed sum of money, such as deeds of trust, mortgages or statutory liens.  Seller shall not enter into or record any instrument that affects Property (or any personal property listed on Exhibit A) after the Contract Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.      Conditions to Buyer’s Obligations:  This Agreement and rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon fulfillment (or waiver by Buyer, whether explicit or implied) of the following conditions:

(a)           New Loan:  The Buyer must be able to obtain the loan referenced in Section 1(b)(ii) on terms and conditions satisfactory to Buyer, in the sole discretion of Buyer. If this conditions fails for any reason and Buyer provides notice thereof to Seller at any time, THEN THIS AGREEMENT SHALL TERMINATE AND BUYER SHALL RECEIVE A RETURN OF THE EARNEST MONEY.

(b)           [Intentionally omitted.]

(c)           Title Examination:  After the Contract Date, Buyer shall, at Buyer’s expense, cause a title examination to be made of the Property before the end of the Examination Period.  In the event that such title examination shall show that Seller’s title is not fee simple marketable and insurable, subject only to Permitted Exceptions, then Buyer shall promptly notify Seller in writing of all such title defects and exceptions, in no case later than the end of the Examination Period, and Seller shall have thirty (30) days to cure said noticed defects.  If Seller does not cure the defects or objections within thirty (30) days of notice thereof, then Buyer may terminate this Agreement and receive a return of Earnest Money (notwithstanding that the Examination Period may have expired).  If Buyer is to purchase title insurance, the insuring company must be licensed to do business in the state in which the Property is located.  Title to the Property must be insurable at regular rates, subject only to standard exceptions and Permitted Exceptions.

(d)           Same Condition:  If the Property is not in substantially the same condition at Closing as of the offer, reasonable wear and tear excepted, then the Buyer may (i) terminate this Agreement and receive a return of the Earnest Money or proceed to Closing whereupon Buyer shall be entitled to in addition to the Property, any of the Seller’s Insurance proceeds payable on account of the damage or destruction applicable to Property.

(e)           Inspections:  Buyer, its agents or representatives, at Buyer’s expense and at reasonable times during normal business hours, shall have the right to enter upon the Property for the purpose of inspecting, examining, performing soil boring and other testing, conducting timber cruises, and surveying the Property.  Buyer shall conduct all such on-site inspections, examinations, soil boring and other testing, timber cruises and surveying of the Property in a good and workmanlike manner, shall repair any damage to the Property caused by Buyer’s entry and on-site inspections and shall conduct same in a manner that does not unreasonably interfere with Seller’s or any tenant’s use and enjoyment of the Property.  In that respect, Buyer shall make reasonable efforts to undertake on-site inspections outside of the hours any tenant’s business is open to the public and shall give prior notice to any tenants of any entry onto any tenant’s portion of the Property for the purpose of conducting inspections.  Upon Seller’s request, Buyer shall provide to Seller evidence of general liability insurance.  Buyer shall have a right to request to review and inspect all contracts or other agreements affecting or related directly to the Property and shall be entitled to request to review such books and records of Seller that relate directly to the operation and maintenance of the Property, provided, however, that Buyer shall not disclose any information regarding this Property (or any tenant therein) unless requited by law and the same shall be regarded as confidential, to any person, except to its attorneys, accountants, lenders and other professional advisors, in which case Buyer shall obtain their agreement to maintain such confidentiality.  Buyer assumes all responsibility for the acts of itself, its agents or representatives in exercising its rights under this Section 6(e) and agrees to indemnify and hold Seller harmless from any damages resulting therefrom.  This indemnification obligation of Buyer, shall survive the Closing or earlier termination of this Agreement.  Buyer shall at Buyer’s expense, promptly repair any damage to the Property caused by Buyer’s entry and on-site inspections.  Except as provided in Section 6(c) above, Buyer shall have from the Contract Date through the end of the Examination Period to perform the above inspections, examinations and testing.  Notwithstanding any provision to the contrary contained herein, Buyer shall obtain Seller’s written consent prior to performing (or having performed) any soil borings and/or other invasive tests.  IF BUYER CHOOSES NOT TO PURCHASE THE PROPERTY, FOR ANY REASON, AND PROVIDES WRITTEN NOTICE TO SELLER THEROF PRIOR TO THE EXPIRATION OF THE EXAMINATION PERIOD, THEN THIS AGREEMENT SHALL TERMINATE, AND BUYER SHALL RECEIVE A RETURN OF THE EARNEST MONEY.

Section 6A.      Conditions to Seller’s Obligations:  This Agreement and the rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon fulfillment (or waiver by Seller) of the conditions that (i) Seller must be able to obtain all necessary consents to the sale of the Property on the terms set forth herein as are required under the terms of the 1998 Note Purchase Agreement dated March 14, 1998, to which Seller is a party, as the same has been amended from time to time; and (ii) Seller must be able to obtain the agreement of Wachovia Bank, National Association, its successors or assigns, to release the Property from the lien of its deed of trust upon receipt of the net proceeds of the sale.  In the event that these conditions are not satisfied on or prior to the date of Closing, then Seller may terminate this Agreement upon written notice to Buyer, and upon such termination, the Earnest Money shall be refunded to Buyer.

Section 7.      Leases:

☒  If this box is checked, Seller affirmatively represents and warrants that there are no leases of any kind or nature affecting the Property other than as referenced in Section 4(c) and 4(d) hereinabove.

Section 8.      Environmental:  Seller represents and warrants that it has no actual knowledge of the presence or disposal, except as in accordance with applicable law, within the buildings or on the Property of hazardous or toxic waste or substances, which are defined as those substances, materials, and wastes, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR Part 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302.4) and amendments thereto, or such substances, materials and wastes, which are or become regulated under any app1ipable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a Hazardous Substance pursuant to Section 311 of the Clean Water Act of 1977 (33 U.S.C. §132l) or listed pursuant to Section 307 of the Clean Water Act of 1977 (33 U.S.C. §l317), (v) defined as a hazardous waste pursuant to Section 1004 of the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6903) or (vi) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601).  Seller has no actual knowledge of any contamination of the Property from such substances as may have been disposed of or stored on neighboring tracts.  It is understood and agreed by the parties that any representations or warranties in this Agreement that are qualified as being to Seller’s actual knowledge are limited to the actual knowledge, without investigation, of Seller’s president, vice president(s), corporate secretary and/or treasurer.

Section 9.      Risk of Loss/Damage/Repair:  Until Closing, the risk of loss or damage to the Property, except as otherwise provided herein, shall be borne by Seller.  Except as to maintaining the Property in its same condition, Seller shall have no responsibility for the repair of the Property, including any improvements, unless the parties hereto agree in writing.

Section 10.      Earnest Money Disbursement:  In the event that any of the conditions hereto are not satisfied, or in the event of a breach of this Agreement by Seller, then Buyer may terminate this Agreement by written notice to Seller, and the Earnest Money shall he returned to Buyer.  In the event that Buyer terminates this Agreement due to Seller’s breach of this Agreement, then, in addition to the return of the Earnest Money, Buyer’s sole remedy shall be to recover from Seller Buyer’s reasonable and documented costs paid to third parties in the negotiation of or in reliance upon this Agreement, not to exceed a total amount of $25,000.00.  In the event this offer is accepted and Buyer breaches this Agreement, then the Earnest Money shall be forfeited as Seller’s liquidated damages and sole remedy (except with respect to Buyer’s indemnity obligations set forth in Section 6, for which Seller shall have all rights and remedies provided at law or in equity).  The parties agree that the Earnest Money is a fair and reasonable measure of the damages to be suffered by Seller in the event of a breach by Buyer, and that the exact amount of Seller’s damages is incapable of ascertainment.  NOTE: In the event of a dispute between Seller and Buyer over the return or forfeiture of Earnest Money held in escrow by a licensed real estate broker, the broker is required by state law to retain said Earnest Money in its trust or escrow account until it has obtained a written release the parties consenting to its disposition or until disbursement is ordered by a court of competent jurisdiction, or alternatively, the party holding the Earnest Money may deposit the disputed monies with the appropriate clerk of court in accordance with the provisions of N.C.G.S. §93A-12.

Section 11.      Closing:  At Closing, Seller shall deliver to Buyer a special warranty deed unless otherwise specified on Exhibit B and other documents customarily executed or delivered by a seller in similar transactions, including without limitation, a bill of sale for any personalty listed on Exhibit A, an owner’s affidavit, lien waiver forms, a non-foreign status affidavit (pursuant to the Foreign Investment in Real Property Tax Act), the lease described in Exhibit C hereto (the “Seller’s Lease”) and a memorandum of the Seller’s Lease in recordable form (the “Memorandum of Lease”).  Buyer shall execute and deliver to Seller at Closing the Seller’s Lease, the Memorandum of Lease and a subordination, nondisturbance and attornment agreement reasonably satisfactory to Seller from Buyer’s mortgage lender, and Buyer shall pay to Seller the Purchase Price.  At Closing, the Earnest Money shall be applied as part of the Purchase Price.  The Closing shall be held at the office of Buyer’s attorney or such other place as the parties hereto may mutually agree.

Section 12.      Notices:  Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received (i) on the date delivered in person, (ii) one (1) day after delivery to or pick-up by an express delivery courier, such as Federal Express, (iii) three (3) days after being deposited in the United States mail, registered or certified, return receipt requested, or (iv) upon emailing, provided that a copy of the notice shall also be delivered by one of the other methods specified above, in each case sent to the addresses set out in Section 1(g) as to Seller and in Section 1(h) as to Buyer, or at such other addresses as specified by written notice delivered in accordance herewith.

Section 13.      Entire Agreement:  This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto.

Section 14.      Enforceability:  This Agreement shall become a contract when a signed by both Buyer and Seller and such signing is communicated to both patties; it being expressly agreed that the notice described in Section 12 is not required for effective communication for the purposes of this Section 14.  This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns and their personal representatives.

Section 15.      Adverse Information and Compliance with Laws:

(a)           Seller Knowledge:  Seller has no actual knowledge of (i) condemnation(s) affecting or contemplated with respect to the Property; (ii) actions, suits or proceedings pending or threatened against the Property; (iii) changes contemplated in any applicable laws, ordinances or restrictions affecting the Property; or (iv) governmental special assessments, either pending or confirmed, for sidewalk, paving, water, sewer, or other improvements on or adjoining the Property, and no pending or confirmed owners’ association special assessments, except as follows:  NONE.

Seller shall pay all owners’ association assessments and all governmental assessments confirmed as of the time of Closing, if any, and Buyer shall take title subject to all assessments, if any, unless otherwise agreed as follows: NONE.

Seller represents that the regular owners’ association dues, if any, are NONE.

(b)           Compliance: To Seller’s actual knowledge, (i) Seller complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to or affecting the Property; (ii) performance of the Agreement will not result in the breach of, constitute any default under or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound; and (iii) there are no legal actions, suits or other legal or administrative proceedings pending or threatened against the Property, and Seller is not aware of any facts which might result in any such action, suit or other proceeding.

Section 16.      Survival of Representations and Warranties: All representations, warranties, covenants and agreements made by the parties hereto shall survive the Closing and delivery of the deed for a period of six (6) months.  Seller shall, at or within six (6) months after the Closing, and without further consideration, execute, acknowledge and deliver to Buyer such other documents and instruments, and take such other action as Buyer may reasonably request or as may be necessary to more effectively transfer to Buyer the Property described herein in accordance with this Agreement.

Section 17.      Applicable Law:  This Agreement shall be construed under the laws of the state in which the Property is located.  This form has only been approved for use in North Catalina.

Section 18.      Assignment:  This Agreement is freely assignable unless otherwise expressly provided on Exhibit B.

Section 19.      Tax-Deferred Exchange:  In the event Buyer or Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Buyer and Seller agree to cooperate in effecting such exchange; provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange, and provided further, that a non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange.  Seller and Buyer shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

Section 20.      [Intentionally omitted.]

Section 21.      Authority:  Each signatory to this Agreement represents and warrants that he or she has full authority to sign this Agreement and such instruments as may be necessary to effectuate any transaction contemplated by this Agreement on behalf of the party for whom he or she signs and that his or her signature binds such party.

Section 22.      Brokers:  Seller agrees to indemnify and hold Buyer harmless from any and all claims of brokers, consultants or real estate agents claiming by, through or under Seller for fees of commissions arising out of the sale of the Property to Buyer.  Seller represents and warrants to Buyer that: (i) no fees or commissions are due and/or owing to any broker, consultant and/or real estate agent as a result of any act or agreement by Seller; and (ii) should any fees or commissions become due and/or payable to any broker, consultant and/or real estate agent as a result of any act or agreement by Seller (by court judgment, decree or otherwise), Seller shall promptly pay such fees or commissions and shall indemnify and hold Buyer harmless from any and all claims, demands and/or judgments concerning such fees or commissions.  It is the express intent of Buyer and Seller that this provision shall survive the Closing of the purchase and sale of the Property.

Buyer agrees to indemnify and hold Seller harmless from any and all claims of brokers, consultants or real estate agents claiming by, through or under Buyer for fees of commissions arising out of the sale of the Property to Buyer.  Buyer represents and warrants to Seller that: (i) no fees or commissions are due and/or owing to any broker, consultant and/or real estate agent as a result of any act or agreement of Buyer; and (ii) should any fees or commissions become due and/or payable to any broker, consultant and/or real estate agent as a result of any act or agreement of Buyer (by court judgment, decree or otherwise), Buyer shall promptly pay such fees or commissions and shall indemnify and hold Seller harmless from any and all claims, demands and/or judgments concerning such fees or commissions.  It is the express intent of Buyer and Seller that this provision shall survive the Closing of the purchase and sale of the Property.

BUYER:	SELLER: Culp, Inc.
/s/ Chris Caffey Chris Caffey	By: /s/ Kenneth R. Bowling Name: Kenneth R. Bowling Title: VP & CFO

Date: 12/4/08	Date: 12/4/08

The undersigned hereby acknowledges receipt of the Earnest Money set forth herein and agrees to hold said Earnest Money in accordance with the terms hereof.

Wyatt Early Harris Wheeler LLP

By:    /s/  David N. Woods
David N. Woods, Partner

Exhibit A
(Legal Description)

BEGINNING at a new iron pipe in the northwestern margin of the right-of-way of Eastchester Drive (Highway 68) (102’ public right-of-way), a corner of the property of H.R. Jolly Jr. (now or formerly) (Tax Ref: 340-2-1) as described in Deed book 5661, Page 1003 in the Guilford County Public Registry (hereinafter the “Registry”), said new iron pipe being located the following two (2) courses and distances from a point at the intersection of the centerline of Hilton Court and Eastchester Drive:  (1) N. 37-20-12 E. 884.54 feet to an existing iron pipe in the old northeastern margin of the right-of-way of Eastchester Drive; and (2) N. 49-49-01 W. 12.00 feet; thence, from the point of Beginning, with and along the boundary line of the property of H.R. Jolly, Jr. and the boundary line of the property of Wallace L. Sills, Jr. and Vesta F. Kennedy (now or formerly) (Tax Ref: 340-2-28), N. 49-49-01 W. 689.29 feet to an existing iron pipe (passing an existing iron pipe at 579.95 feet), a corner of the property of the City of High Point (Oak Hollow Lake) (Tax Ref: 340-2-24); thence, with and along the boundary line of the property of the City of High Point, the following two (2) courses and distances:  (1) N. 08-21-24 E. 316.33 feet to an existing iron pipe (passing existing iron pipes at 148.91 feet and at 220.96 feet); and (2) N. 66-32-15 E. 147.83 feet to an existing iron pipe, a corner of the property of Dixon Odom Real Estate Group LLC (now or formerly) (Tax Ref: 340-2-19) as described in Deed Book 4270), page 1962 in the Registry; thence, with and along the boundary line of the property of Dixon Odom Real Estate Group LLC, S. 49-39-30 E. 791.44 feet to a new iron pipe in the northwestern margin of the right-of-way of Eastchester Drive; thence, with and along the northwestern margin of the right-of-way of Eastchester Drive, S. 40-19-11 W. 399.04 feet to a new iron pipe, the point and place of BEGINNING, containing 7.255 acres, more or less, as shown on an “As Built Survey For Culp Inc.”, dated February 25, 2004, prepared by Davis-Martin-Powell & Associates, Inc., Jon Eric Davis, N.C.P.L.S.

Exhibit B
(Additional Terms)

1.	This agreement shall be freely assignable by Buyer without the consent of Seller.
2.
Each party’s obligations hereunder are expressly contingent and conditioned upon the negotiation and execution in connection with Closing of the Seller’s Lease.  In connection with the Seller’s Lease, Seller agrees to execute a customary and reasonable subordination, non-disturbance and attornment agreement (“SNDA”) if requested to do so by Buyer or by Buyer’s lender.

3.
This Agreement contains terms, conditions and/or provisions which vary from the form jointly approved by the North Carolina Bar Association and the North Carolina Association of Realtors.  Each party agrees and acknowledges having had the opportunity to review and negotiate this Agreement with the assistance of counsel.  Therefore, Buyer and Seller agree that any normal rule of construction requiring the terms and/or conditions of this Agreement be construed against the drafting party shall not be applicable.

4.
Buyer and Seller acknowledge and agree that facsimile, scanned or other electronic signatures to this Agreement shall be legally binding and effective and that original signatures appearing on the same signature page shall not be required.

Exhibit C
(Seller’s Lease)

All capitalized terms not otherwise defined herein have the meanings specified in the Agreement for Purchase and Sale of Real Property to which this Exhibit C is attached.  At Closing, Buyer and Seller intend to enter into a lease of the Property having the following material business terms:

Landlord:	Buyer

Tenant:	Seller

Premises:
During the Initial Term, the Premises shall include all portions of the land (the “Land”) and building (the “Building”) located at 1823 Eastchester Drive, High Point, NC.  The Building consists of 56,880 rentable square feet.  During the renewal terms, if exercised, the Premises shall include only the third (3rd) floor of the Building, together with the non-exclusive right to use common areas located upon the Land or within the Building, including parking areas.

Initial Term:	The period from the date of Closing through March 31, 2012.

First Renewal Term:	April 1, 2012 through September 30, 2015.

Second Renewal Term:	October 1, 2015 through March 31, 2019.

Rental Rate:	During the Initial Term, monthly installments of $30,020.00.

During the First Renewal Term, monthly installments equal to the sum of $15,405.00, plus one-half of average monthly Initial Term Operating Expenses, as defined below, plus one-third of average monthly Initial Term Maintenance Expenses, as defined below.

During the Second Renewal Term, monthly installments equal to the sum of $15,800.00, plus one-half of average monthly Initial Term Operating Expenses, plus one-third of average monthly Initial Term Maintenance Expenses.

Rent Commencement:	At Closing.

Taxes, Insurance
and Repairs:
Landlord shall pay ad valorem real property taxes on the Land and the Building, maintain casualty insurance on the Building, and repair the Building and Building systems (plumbing, electrical, sprinkler, heating, air conditioning, elevator and mechanical) as needed.  During the Initial Term, Tenant will reimburse Landlord for two-thirds of the ad valorem taxes and casualty insurance premiums paid by Landlord, for two-thirds of Landlord’s cost of maintenance contracts on HVAC equipment and elevators serving the Building, and for two-thirds of repair costs, not in excess of an amount to be determined, incurred by Landlord in any year during the Initial Term.  The total amount paid by Tenant to Landlord during the Initial Term pursuant to the preceding sentence is referred to herein as the “Initial Term Operating Expenses.”  During the renewal terms, if exercised, the lease shall be a full service lease, and Tenant shall not be required to reimburse Landlord for any portion of taxes, insurance, maintenance or repair costs in addition to the rent payable by Tenant in the renewal terms.

Janitorial and Grounds
Upkeep:
During the Initial Term, Tenant shall be responsible for janitorial service and supplies, garbage pick-up, pest control, electricity and water for the Premises, and for grounds maintenance for the Land.    The total cost to Tenant during the Initial Term of the items listed in the preceding sentence is referred to herein as the “Initial Term Maintenance Expenses.”  During the renewal terms, if exercised, Landlord shall be responsible for janitorial service and supplies, garbage pick-up, pest control, electricity and water for the Premises, and for grounds maintenance for the Land.

Assignment or
Sublease:
Tenant shall be entitled to sublease all or any portion of the Premises with Landlord’s consent, which shall not be unreasonably withheld or delayed.  Any rents received by Tenant in excess of the amounts stated herein shall be split evenly between Landlord and Tenant.

Security Deposit:	TBD.

Leasing Commissions:	None.

Within fifteen (15) days following the end of the Examination Period, Buyer’s counsel shall draft a lease of the Premises (the “Seller’s Lease”) including the terms set forth above and such other terms as are necessary or customary in comparable leases.  Buyer and Seller shall have until the date of Closing to agree upon the terms of the Seller’s Lease.  If the parties do not agree upon the terms of the Seller’s Lease on or prior to the Date of Closing, then either party may terminate the Agreement by written notice given to the other party, and in the event of such termination, the Earnest Money shall be refunded to Buyer, and neither party shall have any further liability to the other, except for Buyer’s indemnity obligations under Section 6 of this Agreement.

FIRST AMENDMENT TO
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

This First Amendment to Agreement for Purchase and Sale of Real Property (the “First Amendment”) is made as of January 29, 2009 by and between Culp, Inc., a North Carolina corporation (the “Seller”) and 1823 Eastchester, LLC, a North Carolina limited liability company (the “Buyer”).

BACKGROUND

WHEREAS, Seller and Chris Caffey entered into an Agreement for Purchase and Sale of Real Property dated December 4, 2008 (the “Agreement”) concerning the purchase and sale of real property more particularly described therein;  and

WHEREAS, Chris Caffey has assigned all of his right, title and interest in and to the Agreement to Buyer, and Buyer has assumed the obligations of Chris Caffey under the Agreement pursuant to an Assignment and Assumption Agreement of even date herewith; and

WHEREAS, Buyer and Seller wish to amend the Agreement to change the Purchase Price identified in the Agreement, to memorialize Buyer’s agreement to pay for a portion of Seller’s cost to terminate certain equipment leases affecting the Property and to change other terms, conditions and/or provisions contained in the Agreement.

AMENDMENT TO AGREEMENT

1.	Definitions. Capitalized and/or defined terms as used in this First Amendment and not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

2.
Purchase Price.  All references to “Purchase Price” in the Agreement shall be and hereby are changed and redefined to mean the sum of Four Million, Twenty-One Thousand and no/100 Dollars ($4,021,000.00).

3.	Seller’s Deliveries. The name “Central Carolina Air Conditioning Co.” appearing in Section 4(c) of the Agreement is deleted and replaced with the name “Wells Fargo Financial Leasing, Inc.”

4.
Brokers.  The following sentence is hereby added at the end of Section 22 of the Agreement:  “Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that a payment in the amount of $96,000 will be made to Triad Commercial Properties, L.L.C. at closing pursuant to the terms of the Settlement and Release Agreement dated January 13, 2009, by and between Triad Commercial Properties, L.L.C. and Seller.”

5.	Exhibit B.5. An additional section, clause or paragraph shall be and hereby is added to Exhibit B to the Agreement as follows:

5.           At Closing, Buyer shall execute and deliver to Seller a Promissory Note in the maximum principal sum of $30,839.00, which sum shall represent Buyer’s payment and contribution to Seller for and in connection with the termination of certain equipment leases affecting the Property.

6.	Effect of First Amendment. Except as modified and amended by this First Amendment, the Agreement shall be and remain in full force and effect.

7.
Counterparts.  This First Amendment may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall collectively constitute one First Amendment.

8.
Transmission.  This First Amendment may be transmitted between the parties by facsimile machine or portable data file (“PDF”).  The parties intend that faxed or PDFed signatures constitute original signatures and that a facsimile or PDF-transmitted First Amendment containing signatures (original or faxed or PDF) of all the parties is binding on the parties.

[The remainder of this page is intentionally left blank.  Signature pages follow.]

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In witness whereof, the parties have caused this First Amendment to be executed and delivered all as of the day and year first written above.

Buyer:

1823 Eastchester, LLC

By:       /s/  Richard S. Morgan
Name:   Richard S. Morgan
Title:    Manager

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In witness whereof, the parties have caused this First Amendment to be executed and delivered all as of the day and year first written above.

Seller:

Culp, Inc.

By:       /s/  Kenneth R. Bowling
Name:   Kenneth R. Bowling
Title:     VP & CFO

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